Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS EXPECTS TO REPORT RECORD SALES AND EARNINGS

FOR FOURTH QUARTER AND FISCAL YEAR 2009

Fiscal 2009 Sales to Approximate $190 Million

To Announce Fourth Quarter and Year-End Results, Conduct Conference Call & Ring NASDAQ
Closing Bell on October 13th

HOUSTON, TX — September 8, 2009 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced preliminary sales and earnings for the fiscal year ended July 31, 2009.  KMG expects to report sales of approximately $190 million, a 23% increase from fiscal 2008 and a new record for the Company.  Management also expects net income and diluted earnings per share for fiscal 2009 to set a new record for KMG, significantly greater than the $0.48 per diluted share earned in fiscal 2008 and moderately higher than the previous record of $0.80 per diluted share set in fiscal 2007.

Neal Butler, President and CEO of KMG stated, “We are extremely pleased with our annual performance, especially given the severe economic conditions of the past year.  Earlier in the year, we indicated that the second half would be considerably stronger than the first half, but we continued to implement cost cutting initiatives that not only improved second half profits, but also positions us for further improvement when the Electronic Chemicals market recovers.

“We saw incremental improvement in Electronic Chemicals in our fiscal fourth quarter as semiconductor manufacturing increased from the record lows of the first three months of calendar 2009.  In the fourth fiscal quarter, our Wood Treating Chemicals business was particularly strong.  In fiscal 2008 and early 2009, Wood Treating Chemicals were burdened by rapidly increasing commodity prices that had adversely impacted the business’ profitability.  In the second half of fiscal 2009, the segment benefitted from the decline in raw material prices to levels that were more consistent with historical norms.  As reported last quarter, creosote sales volumes remained relatively flat when compared to fiscal 2008.  Domestic creosote supply was constrained in our fourth quarter, but we were able to secure additional quantities from international sources and are confident we will be able to continue to meet market demand going forward.”

Mr. Butler continued, “One key commodity chemical cost that declined in the second half of our fiscal year was chlorine.  It is an important raw material for the manufacture of our Wood Treating product, Penta.  Due to fluctuations in the supply and demand balance for this chemical, the spot price for chlorine has recently risen dramatically, and we are watching to see where it will settle in the near-term.  We do expect chlorine prices for the second half of calendar 2009 to be significantly higher than the first half, which will cause some erosion of our Penta margins.”

Commenting on the Company’s financial position, John Sobchak, KMG’s CFO, stated, “We also met our previously stated liquidity objectives for fiscal 2009, with our revolving credit facility fully repaid at fiscal year-end and $8.9 million of cash on our balance sheet.  In the second half of our fiscal year, we repaid $19.7 million of bank debt, or 30% of the balance outstanding at the end of the second quarter.  This was largely achieved by working down inventory and accounts receivable to more normal levels from the unusually high levels inherited when we acquired the Electronic Chemicals business in January 2008.  Following that acquisition, we operated under transitional services provided by the seller through September 2008.  The initiative to rein in receivables and inventory once we fully took over operations in October was complicated by the recession that ensued, but the entire team did an outstanding job of overcoming those obstacles and exceeding the goals that we had set for the business.”

Mr. Sobchak concluded, “We were successful in achieving a key objective for fiscal 2009 of strengthening our balance sheet, which has positioned us to be able to fund another acquisition in fiscal 2010.”

9555 W Sam Houston Parkway South, Suite 600, Houston, Texas 77099

Voice: 713.600.3800  Fax: 713.600.3850  •  Web: www.kmgchemicals.com  Nasdaq: KMGB

KMG News Release

Fourth Quarter and Year-End Results Conference Call & NASDAQ Closing Bell Ceremony

KMG Chemicals will issue its financial results for the fourth fiscal quarter and year ended July 31, 2009, on Tuesday, October 13, 2009 before the stock market opens.  Neal Butler, President and CEO, and John Sobchak, CFO, will conduct a conference call focusing on the financial results at 10:00 a.m. ET on Tuesday, October 13, 2009.  Interested parties may participate in the call by dialing 866-861-6730.  Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call, conference ID# 28156161.

The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgchemicals.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

Additionally, KMG management will ring the closing bell at the NASDAQ MarketSite on October 13th at 4:00 PM ET.  To view the live ceremony, please go to http://www.nasdaq.com/reference/marketsite about.stm and click on “MarketSite Web Cam.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com

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